 Exhibit 10.21

CONSULTING SERVICES AGREEMENT

     THIS CONSULTING SERVICES AGREEMENT (the Agreement ), is effective as of January 29, 2010, and is entered into by and between Ruby Creek Resources, Inc. a Nevada corporation with its executive office located at 767 3rd Ave, New York, NY, (the Company ), and JTL Enterprises Corp, a New York corporation with its executive office located at 453 Half Hollow Road, Dix Hills, New York 11746 (the Consultant ). The terms Party and Parties respectively refer to the Company and Consultant individually and collectively.

     1. Services. The Company wishes to engage the Consultant to assist management and function in the role of Interim Chief Financial Officer and perform all the duties and provide the services that are consistent with that position. Those duties and services include overseeing the preparation of general ledger accounting, the preparation of current and projected financial statements, preparation of all initial drafts of SEC and SEDAR filings. The Consultant will also assist in the preparation of drafts of the business plan, press releases, corporate information packages, presentation material and assist in the introductions of the Company to the investment community. The Consultant shall be supported with necessary resources to accomplish the foregoing tasks that can reasonably be completed within the time constraints of paragraph 2 (i) of this Agreement.

     2. Fees and Expenses. The Services are normally invoiced on the basis of the Consultant s standard hourly billing rate ($250), plus reimbursement of reasonable out-of-pocket and travel expenses.

     (i) Fees. For purposes of this Agreement these services shall be billed at the rate of $8,500 per month with total hours not to exceed 85 hours per month. Fees shall be payable $6,500 per month in cash at the beginning of each month by wire transfer, and $2,000 per month in the form of restricted common stock. With respect to non-cash monthly compensation of $2,000, the Consultant shall be issued for the initial six-month term, an aggregate of 60,000 restricted shares. All shares shall be issued at inception of this Agreement and shall vest ratably over the initial six-month term of this Agreement.

     (ii) Signing Bonus. The Consultant shall receive a signing bonus of 50,000 shares of the Company s restricted common stock.

     In the event that the scope of services and/or time commitment during the initial term expands beyond that contemplated above, the Parties will mutually agree on a reasonable modification.

     3. Term. The initial term of this Agreement shall commence on February 1, 2010 and continue through July 31, 2010. The Agreement may be extended on terms and for a period agreeable to both Parties. The Agreement may be terminated in accordance with the provisions of Section 5 hereof. This Agreement may be modified on mutually agreeable terms in writing.

     4. Termination. Either Party may terminate this Agreement on at least thirty (30) days prior written notice; provided, however, if the Consultant, or any of its employees or other persons it engages to provide the Services, violate any of the provisions of this Agreement or engage in any criminal activity, the Company may immediately terminate this Agreement without providing said written notice. In the event of termination, the Parties shall finalize any billing based upon time incurred and work performed through the date that services were provided and shall be payable immediately.

     Nonpayment of the Consultant s invoices in accordance with Paragraph 2 hereof shall be cause for termination by the Consultant if such invoices are not paid within three business days of notice to the Company. Any such notice period will extend the period of the Consultant s performance. In the event of a termination by either Party during the initial term, the Consultant shall be entitled to retain the portion of common shares or options to purchase commons shares determined based upon the fraction of the six-month initial term that had elapsed.

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     5. Independent Contractor Relationship. The relationship of the Company to the Consultant shall be that of contractor dealing at arm s length. Nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers. The Consultant shall pay all applicable self-employment taxes for its employees or other persons it engages and will indemnify, defend and hold the Company harmless against all taxes or other contributions, costs, claims, penalties, interest, expenses or proceedings arising out of or in connection with such taxes and contributions. Neither Party shall have the power or right to bind or obligate the other Party.

     6. Limitation of Liability. Except as otherwise set forth herein, neither Party shall be liable for any special, incidental, indirect, consequential or punitive damages, including loss of profits, loss of business opportunity, or other economic loss, whether arising in contract or tort (including negligence), claimed to have been sustained by a Party directly or indirectly, as a result of or arising pursuant to this Agreement. Except for claims (including claims of personal injury, death, or property damage) caused by the Consultant s bad faith, willful or wanton misconduct, gross negligence or recklessness, or a breach of the Consultant s obligations under the paragraph captioned Confidentiality, the Consultant shall not be liable to the Company for damages in excess of the fees received by Consultant. The foregoing limitations shall apply even if Consultant is advised of the possibility of such damages or losses.

     7. Indemnification. The Company shall indemnify, defend and hold harmless the Consultant from and against any and all losses, damages, liabilities, reasonable attorney s fees, court costs and expenses resulting or arising from any third-party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with any act or omission by the Company, including with respect to any filings by the Company with the SEC, the FINRA Bulletin Board markets or any other authority or jurisdiction.

     8. Notice. Any notice, direction or other instrument required or permitted to be given to either Party hereto shall be in writing and shall be sufficiently given if delivered personally, or transmitted by facsimile or email (each with return acknowledgement),

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     Any such notice, direction or other instrument, if delivered personally, shall be deemed to have been given and received on the day on which it was delivered, provided that if such day is not a Business Day then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following such day and if transmitted by fax or email, shall be deemed to have been given and received on the day of its transmission, provided that if such day is not a Business Day or if it is transmitted or received after the end of normal business hours then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following the day of such transmission.

     Any Party hereto may change its address for service from time to time by notice given to each of the other Parties hereto in accordance with the foregoing provisions.

     9. Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Parties and their respective affiliates, successors and assigns; provided, however, that in no event shall the Consultant s obligations to perform the Services be delegated or transferred by the Consultant without the prior written consent of the Company.

     10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by an authorized officer of each Party. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party, which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. Except for controversies arising under Section 13 hereof, the Parties hereby irrevocably agree to waive trial by jury and that any controversy arising under or in relation to this Agreement shall be resolved by binding arbitration in the City of New York in accordance with the laws of the State of New York and the rules then in effect of the American Arbitration Association using a single, neutral arbitrator. The prevailing Party in any court or arbitration proceeding hereunder shall be entitled to reimbursement of its fees, costs and expenses incurred therein, including those of its attorneys.

     11. Severability. If in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability, without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other persons or circumstances. In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear.

12. Representations and Warranties of Consultant and the Company.

The Consultant hereby represents and warrants that:

     (i) it has the knowledge and skill, and possesses all necessary licenses, permits and authorizations required to provide the Services;

     (ii) it shall exert reasonable efforts to perform the Services on a timely basis;

     (iii) it has the full and unrestricted right and authority to enter into and perform this Agreement;

     (iv) entering into and performing this Agreement does not and shall not breach or violate or conflict with any provision of any agreement or understanding, oral or written, between the Consultant and any third party; and

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The Company hereby represents and warrants it will cooperate and provide Consultant with:

(i)	all requested information on a timely basis;
(ii)	all information, documents and disclosures that the Company has knowledge of or should have knowledge of that would be necessary for the Consultant to perform hereunder; and (iii) specifically the Company and its management have and will specifically advise the Consultant of all matters of which they are aware that would be necessary for the preparation of its financial statements by the Consultant in accordance with generally accepted accounting principles.

     13. Confidentiality. The Consultant understands and agrees that in the course of the engagement with the Company, it will receive and become aware of confidential and proprietary information, projects, practices, customer contacts, potential customers, methodologies and management philosophy relating to the Company s business (the Confidential Information ). The Consultant hereby acknowledges the sensitivity and confidential nature of the Confidential Information and covenants and agrees to keep all such Confidential Information strictly confidential. In this regard, the Consultant shall not at any time or in any manner, either directly or indirectly, divulge, disclose, communicate, or use the Confidential Information it obtains or is otherwise exposed to or becomes aware of as a result of its engagement by the Company in any manner not expressly authorized by the Company in writing. The Consultant understands and agrees that its obligation regarding the confidentiality of the Confidential Information shall continue for so long as such Confidential Information remains confidential.

The obligation of confidentiality shall not apply to any Confidential Information:

     (i) which was already known to the Consultant at the time of disclosure and the Consultant promptly informs the Company thereof;

(ii)	which was already in the public domain;
(iii)	which becomes available to the public through no fault of the Consultant;
(iv)	which is disclosed to others by the Company without restriction as to disclosure and/or commercial use; or

     (v) which is required to be disclosed by the Consultant in response to an effective subpoena, administrative or court order, or other valid legal process but then only to the extent necessary to comply therewith.

     Upon termination of this Agreement and upon request by the Company, the Consultant will promptly return to the Company all documents, records or other items belonging to the Company, whether prepared by the Consultant or furnished to it by the Company, or otherwise, and relating in any way to the business or Confidential Information of the Company.

     IN WITNESS WHEREOF, and intending to be legally bound, this Agreement has been executed by the Company and the Consultant as of the date first written above.

Ruby Creek Resources, Inc.

By:	/s/ Robert Slavik	Date Feb 4/10
Rob Slavik, CEO & President

JTL Enterprises Corp.

By: /s/ Myron W. Landin	Date_2/4/10
Myron W. Landin CPA, President

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